UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 25, 2025

MACOM Technology Solutions Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35451	27-0306875
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Chelmsford Street Lowell, Massachusetts	01851
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (978) 656-2500
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.001 per share	MTSI	Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Operating Officer Appointment

On November 25, 2025, MACOM Technology Solutions Holdings, Inc. (the “Company”) announced the appointment of Robert Dennehy, age 52, as its Senior Vice President and Chief Operating Officer, effective November 25, 2025.

Previously, Mr. Dennehy served as Senior Vice President, Operations, since October 2013, and prior to that had served as Vice President, Operations, since March 2011. He previously served as Managing Director of the Company’s Cork, Ireland subsidiary from 2006 to March 2011. Prior to that, Mr. Dennehy held product management as well as other positions within the Company. Mr. Dennehy holds an Associate’s degree in Electronic Engineering and a Diploma in Business Administration from Henley Business School, London.

There are no arrangements or understandings between Mr. Dennehy and any other persons pursuant to which he was appointed as Senior Vice President and Chief Operating Officer. There are also no family relationships between Mr. Dennehy and any director or executive officer of the Company, and Mr. Dennehy has no direct or indirect material interest in any related party transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Officer Compensation

Mr. Dennehy’s employment as Senior Vice President and Chief Operating Officer of the Company will be on an at-will basis pursuant to a letter agreement approved by the Company’s Compensation Committee, pursuant to which Mr. Dennehy will receive an annual base salary of $525,000 and will also be eligible for an annual bonus with a target amount of 90% of his base salary and a maximum bonus potential of up to 200% of his target bonus. In connection with his appointment, Mr. Dennehy will receive promotion-related grants of (i) restricted stock units valued at approximately $200,000 that will vest over a three-year period, (ii) performance-based restricted stock units (“PRSUs”) with a target value of approximately $300,000 with such PRSUs to be eligible to be earned, as to between 0% and 300% of the target number of PRSUs in accordance with and subject to the Company’s standard award agreement for PRSU awards and (iii) relative total shareholder return (“rTSR”) restricted stock units with a target value of approximately $400,000 with such rTSR restricted stock units to be eligible to be earned, as to between 0% and 200% of the target number of rTSR restricted stock units in accordance with and subject to the Company’s standard award agreement for rTSR restricted stock unit awards.

This summary of Mr. Dennehy’s letter agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the agreement, a copy of which the Company intends to file with its Quarterly Report on Form 10-Q for the quarter ended January 2, 2026.

Mr. Dennehy will continue to be eligible to participate in the Company’s benefit plans for similarly-situated employees. Mr. Dennehy continues to participate in the Company’s Change in Control Plan, a description of which is included in the Company’s definitive proxy statement for the 2025 Annual Meeting of Shareholders filed with the Securities and Exchange Commission on January 16, 2025.

Item 7.01. Regulation FD Disclosure.

On November 25, 2025, the Company issued a press release announcing the appointment of Mr. Dennehy as Senior Vice President and Chief Operating Officer. A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description

99.1	Press Release, dated November 25, 2025.
104	Cover Page Interactive Data File (embedded within Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

Dated: November 25, 2025	By:	/s/ Ambra R. Roth
Ambra R. Roth
Senior Vice President, General Counsel and Secretary